                                                                   EXHIBIT 10.32


                              AMENDED AND RESTATED
                   TERMINATION AND CHANGE OF CONTROL AGREEMENT


 This Amended and Restated Termination and Change of Control Agreement ("Agreement") is entered into as of September 15, 2000 between Philip J. Szabla ("the Executive") and GC Companies, Inc. ("GCC"), and amends and replaces in its entirety the Termination and Change of Control Agreement dated as of September 1, 1999 between the Executive and GCC.


1. The Executive is employed "at-will" as GCC's Vice President and General Counsel, and the Executive or GCC may terminate the Executive's employment at any time, with or without notice, for any reason. Notwithstanding this at-will employment, GCC wishes to provide some protection to the Executive if the Executive's employment is terminated or if the Executive resigns under certain circumstances.

2. a. While the Executive is employed at-will, if GCC terminates the Executive's employment other than for cause or other than due to total disability or death, GCC agrees to provide the Executive with a termination package consisting of (i) an amount equivalent to one and one-half times the Executive's then-current, annual base salary, less required withholding, which amount would be paid in an 18 month period in regular, monthly installments following such termination; (ii) continuation of the medical and dental insurance coverage in which the Executive participates at the time of such termination (or as such coverage may be changed from time-to-time for employees generally) for 18 months or until the Executive starts full-time employment, whichever is sooner; (iii) professional out placement services for up to 18 months following such termination; and (iv) all of the Executive's GCC stock options shall be fully vested upon such termination or resignation and shall remain exercisable in accordance with their original terms as if such termination or resignation had not occurred. The Executive will be responsible for paying the portion of monthly premiums for the medical and dental insurance coverage at the same rate paid by active employees, and the Executive authorizes GCC to deduct such amounts from the payments it makes to the Executive.

         b. The Executive shall receive the termination package set forth in paragraph 2.a. if the Executive's services are terminated by a successor to GCC other than for cause or other than due to total disability or death within 18 months of a change of control of GCC, or if the Executive resigns within 18 months of a change of control because the Executive reasonably determines in good faith that the Executive is not permitted to continue in a position comparable in duties and responsibilities to that which the Executive held before a change of control, or if the Executive is required to relocate outside of the Boston, Massachusetts area.

         c. A termination or resignation under either of paragraphs 2a. or 2b. will be a "Termination Event".

         d. Notwithstanding the payment obligations set forth in paragraphs 2.a. and 2.b., if the Executive is engaged in employment (including contract employment or self-employment) of any kind or if the Executive receives severance pay from a third party during the period beginning six months after a Termination Event, GCC's payments to the Executive will be reduced dollar-for-dollar by the amount the Executive earns through such employment or receives as such severance pay.

3. In addition to the forgoing:

         a. The Executive shall be paid as additional compensation a retention payment equal to one times the Executive's then applicable annual base salary on each of October 31, 2000 and October 31, 2001. Ten twelfths ( 10/12) of the retention payment due October 31, 2000 is deemed earned as of August 31, 2000, and one twelfth (1/12) of such retention payment is deemed earned on each of September 30, 2000 and October 31, 2000. One twelfth (1/12) of the retention payment due October 31, 2001 is deemed earned on last day of each month commencing November 30, 2000 through October 31, 2001, and will be payable to the extent then earned and unpaid in the event of a Termination Event.

         b. When the Company accepts commitments to amend or restructure its domestic financing arrangements or otherwise restructures its domestic financing arrangements at any time prior to a Termination Event or within three months after a Termination Event, the Executive shall receive an incentive payment equal to one times the Executive's then applicable annual base salary. Such incentive payment shall be paid in two installments as follows: two thirds on the Company's acceptance of such commitments or restructuring, and one third six months thereafter. Such incentive payments are deemed earned following the acceptance of such commitments or restructuring. Restructuring includes, without limitation the confirmation of a plan of reorganization.

         c. In addition to the retention payments described in subparagraph (a) and the payments described in subparagraph b, the Executive shall be paid as additional compensation an incentive payment of one times the Executive's then applicable annual base salary if the Company consummates a Major Transaction. Such incentive payment shall be paid in two installments as follows: two thirds on consummation of a Major Transaction and one third six months thereafter. A restructuring may include a Major Transaction, in which case the payments under both paragraphs b and c will be earned.

         d. The Executive shall be paid as additional compensation a bonus payment equal to 40% of the Executive's then applicable annual base salary on each of October 31, 2000 and October 31, 2001. Ten twelfths ( 10/12) of the bonus payment due October 31, 2000 is deemed earned as of August 31, 2000, and one twelfth (1/12) of such bonus payment is deemed earned on each of September 30, 2000 and October 31, 2000. One twelfth (1/12) of the bonus payment due

October 31, 2001 is deemed earned on last day of each month commencing November 30, 2000 through October 31, 2001.


         e. The payments provided for in subparagraphs a, b, c, and d above, shall be made, provided that the Executive does not voluntarily terminate employment with the Company prior to the required payment dates set forth therein. However, notwithstanding the previous sentence, the dates for payment set forth in subparagraphs a, b, c and d shall accelerate and the payments shall become fully due and payable upon:

                  i. termination of the Executive's employment other than for cause; or

                  ii. resignation by the Executive if the Executive reasonably determines in good faith that the Executive is not permitted to continue in a position comparable in duties and responsibilities to that which the Executive held before a Major Transaction, or if the Executive is required to relocate outside of the Boston, Massachusetts area.

                  In addition, the dates for payment set forth in subparagraphs b and c shall accelerate and the payments shall become fully due and payable upon the death or total disability of the Executive. The dates for payments under subparagraph b shall accelerate and shall be made six months following a change of control if neither of the present Chairman or President of the Company remain as a senior officer of the Company after such change of control.


4. a. The Executive shall be credited with 2 years of service credit under GCC's Supplemental Executive Retirement Plan for each year of benefit service credited under the GCC Retirement Plan commencing with 1999 through fiscal year 2003 that the Executive remains employed by the Company.

b. In lieu of the Executive's payments under the GCC Supplemental Executive Retirement Plan ( the " SERP") GCC shall pay to the Executive on or before September 15 of each fiscal year commencing with the 2000 fiscal year an amount equivalent to the present value of the benefits payable thereunder upon the Executive's retirement from GCC on or after age 62.

5. For purposes hereof:

"Change of control" means:

         (i) the sale of all or substantially all of the stock or assets of General Cinema Theatres, Inc. or any entity that owns or controls GCC's domestic theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

         (ii) the sale of all or substantially all of the stock or assets of General Cinema International, Inc. or any entity that owns or controls GCC's international theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

         (iii) the sale of all or substantially all of the stock or assets of GCC Investments, Inc. or any entity that owns or controls GCC's investment business to an entity other than GCC or an entity wholly owned or controlled by GCC, or any restructuring of GCC's investment business resulting in a change in responsibilities or duties required to be provided by the Executive with respect to such business substantially less than those responsibilities and duties provided prior to such restructuring, as reasonably determined by the Executive in good faith; or

          (iv) any person, entity or group having greater voting power in the election of GCC's directors than the Smith Family Group (as defined in GCC's proxy statement from time to time) or an entity wholly owned or controlled by the Smith Family Group.

"For cause" means: in GCC's reasonable judgment, a material breach of duty by the Executive in the course of employment involving fraud, acts of dishonesty, or moral turpitude, repeated insubordination, failure to devote full working time and best efforts to the performance of duties, or conviction of a felony or other criminal offense.

"Major Transaction" means:

                  (i) the sale of all or substantially all of the stock or assets of General Cinema Theatres, Inc. ("GCT") or any entity that owns or controls GCC's domestic theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

                  (ii) the sale of all or substantially all of the stock or assets of General Cinema International, Inc. ("GCI") or any entity that owns or controls GCC's international theater exhibition business to an entity other than GCC or an entity wholly owned or controlled by GCC;

                  (iii) the sale of all or substantially all of the stock or assets of GCC Investments, Inc. ("GCCI") or any entity that owns or controls GCC's investment business to an entity other than GCC or an entity wholly owned or controlled by GCC;

                  (iv) a reorganization, spin off, split up, merger, consolidation or joint venture involving GCC, GCT, GCI or GCCI or any substantial portion of any of their assets or subsidiaries or an acquisition of any substantial assets or controlling interest in an entity or entities from a third party;

                  (v) a placement of equity securities for GCC, GCT, GCI or GCCI; or

                  (vi) any other transaction determined by the GCC's President to be of significant importance to the overall business of GCC or any of its subsidiaries.

"Total disability" means: in GCC's reasonable judgment, the Executive is unable to perform duties for (i) 45 consecutive business days or (ii) a total of 90 business days during any nine month period.

6. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement. This Agreement contains the entire agreement between the parties and supersedes all prior agreements and understandings, oral or written, with respect to the termination of the Executive's at-will employment and the subject matter of the Agreement. This Agreement may not be changed orally. It may be changed only by written agreement signed by the party against whom any waiver, change amendment, modification or discharge is sought.

7. Payment by GCC of the payments set forth herein shall constitute full satisfaction of GCC's obligations to the Executive, if any, (including the right to any severance payments) which arise from or relate in any way to the termination of the Executive's employment. However, nothing in this Agreement is intended to limit any earned, vested benefits (other than any entitlement to severance pay) that the Executive may have under the applicable provisions of any benefit plan in which the Executive is participating at the time of the Executive's termination of employment or resignation, or any earned but unpaid salary or bonus.

8. The validity, performance and enforceability of this Agreement will be determined and governed by the laws of the Commonwealth of Massachusetts without regard to its conflict of laws principles.

GC Companies, Inc.                                   The Executive

By:___________________                               _____________________
Robert A. Smith                                      Philip J. Szabla
President and Chief Operating Officer

                                      DRAFT


                                 MODIFICATION TO
                              AMENDED AND RESTATED
                   TERMINATION AND CHANGE OF CONTROL AGREEMENT


 This is a Modification to the Amended and Restated Termination and Change of Control Agreement ("Agreement") entered into as of September 15, 2000 between Philip J. Szabla ("the Executive") and GC Companies, Inc. ("GCC").

On October 11, 2000, GCC and a number of its domestic subsidiaries filed petitions for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court in Delaware (the "Court"). A Motion requesting that the Agreement be assumed was submitted by GCC to the Court for approval. Based upon discussions with the Official Committee of Unsecured Creditors ( the "Committee"), GCC and the Executive now desire to modify the Agreement in certain respects so that the Agreement, as modified herein shall be submitted to the Court for approval and assumed by GCC.

Now therefore, the parties agree:

1. Sections 3a and 3b of the Agreement are hereby deleted and replaced with the following:

         "a. The Executive shall earn a retention payment equal to one times the Executive's then applicable annual base salary (the "Base Salary") on the Confirmation Date of a Plan. The retention payment shall be paid to the Executive in an amount equal 2/3 of the Base Salary on the Confirmation Date of a Plan, and an amount equal to 1/3 of the Base Salary on October 31, 2001, unless the Confirmation Date occurs after October 31, 2001, in which case the retention payment equal to one times the Base Salary shall be payable in full to the Executive on the Confirmation Date of a Plan.

         b. The Executive shall be eligible to earn an incentive payment of up to one times the Base Salary as follows: If the Effective Date of a Plan occurs on or before November 15, 2001, the Executive shall earn an incentive payment equal to one time the Base Salary. If the Effective Date of a Plan occurs after November 15, 2001, the Executive shall earn an incentive payment equal to 50% of the Base Salary. The incentive payment shall be paid in an amount equal to 1/3 of the Executive's Base Salary on the date of filing of a Plan with the Court, and the remaining amount of the incentive payment shall be paid on the Effective Date of a Plan. If the Effective Date occurs before November 15, 2001, the remaining amount shall be 2/3 of the Base Salary such that the total incentive payment shall equal 100% of the Base Salary. If the Effective Date occurs after November 15,

         2001, the remaining amount shall be 1/6 of the Base Salary, such that the total incentive payment shall equal 50% of the Base Salary."


2. For purposes hereof:

"Confirmation Date" means the date that the Court enters an order confirming the Plan.

"Debtor" means GCC and its subsidiaries who are parties to proceedings pending in the United States Bankruptcy Court for the District of Delaware under Index Numbers 00-3897 through 00-3927.

"Effective Date" means the date that the Plan is effective following the Confirmation Date.

"Plan" means a plan of reorganization for the Debtor the confirmation of which does not invoke section 1129(b)(2)(B) of the Bankruptcy Code.

3. GCC shall provide the Executive with an irrevocable letter of credit in the amount of 50% of the Executive's base salary, which letter of credit shall be drawable by the Executive upon any failure of GCC to pay any portion of the severance payments due to the Executive following termination of the Executive's employment with GCC.

4. Except as modified hereby, the Agreement shall remain in full force and effect and unmodified, and upon approval by the Court this modification shall be effective, and the Agreement, as modified, assumed by the Debtor.

IN WITNESS WHEREOF, the parties have executed this modification as of January , 2001.


GC Companies, Inc.                                   The Executive

By:___________________                               _____________________
                                                     Philip J. Szabla